UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 27, 2019
_______________________

              Regal Beloit Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

          200 State Street, Beloit, Wisconsin 53511-6254
(Address of Principal Executive Offices, Including Zip Code)

Registrant's Telephone Number: (608) 364-8800

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
_______________________

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock	RBC	New York Stock Exchange

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Regal Beloit Corporation (the “Company”) has announced that Jonathan J. Schlemmer, Chief Operating Officer of the Company, will retire effective January 31, 2020 (the “Retirement Date”), consistent with a reorganization of the Company’s leadership team that will result in the elimination of the Chief Operating Officer position.

The Company and Mr. Schlemmer have entered into a Retirement Agreement, dated December 27, 2019 (the “Retirement Agreement”), which contains financial and other terms relating to Mr. Schlemmer’s impending retirement. The material provisions of the Retirement Agreement are summarized in this Current Report on Form 8-K.

Mr. Schlemmer will retire from the role of Chief Operating Officer of the Company upon the Retirement Date. At that time he will also resign from all remaining officer and director positions that he holds with any of the Company’s subsidiaries or affiliates.

Mr. Schlemmer will continue to receive his current base salary through the Retirement Date. Through the Retirement Date, Mr. Schlemmer will continue to be eligible to participate in the Company’s employee benefits plans, programs and arrangements. Mr. Schlemmer will also be eligible to receive his annual incentive award for the 2019 annual performance period, consistent with the discretionary review to be undertaken pursuant to the terms of the award for other officers and incentive award recipients. He will not be granted an incentive award opportunity for any portion of the 2020 annual performance period. Mr. Schlemmer also will not be granted any equity awards in 2020, and all of his outstanding equity awards that are unvested as of his Retirement Date will be forfeited, except as described below. Following the Retirement Date, the Company will pay Mr. Schlemmer his accrued but unpaid base salary and his accrued but unpaid vacation, and he will be entitled to all vested benefits required to be paid under any qualified retirement, welfare or other benefit plan sponsored by the Company.

In addition to the salary and benefits discussed above, Mr. Schlemmer will receive the following, in addition to other immaterial benefits, upon or following the Retirement Date, if he does not voluntarily resign without the Company’s consent prior to the Retirement Date, is not terminated by the Company for cause prior to the Retirement Date, and is in compliance in all material respects with the covenants and other obligations contained in the Retirement Agreement:

–	a one-time cash payment of $200,000;

–	accelerated vesting of 6,112 restricted stock units granted to Mr. Schlemmer in May 2019;

–
a cash payment equal to 2/3rds of the acceleration value, which will be determined at the Retirement Date, of Mr. Schlemmer’s other outstanding and unvested stock appreciation rights, performance share units and time-based vesting restricted stock units (such cash payment being valued at approximately $1.83 million based on the December 27, 2019 closing price of $85.42/share); and

–	early retirement benefits under the Company’s Target Supplemental Retirement Plan (the “SERP”), which benefits will be calculated and paid in accordance with terms of the SERP.

In consideration of these various payments, Mr. Schlemmer has agreed within the Retirement Agreement to customary non-competition, non-solicitation and non-interference covenants and releases of claims. In addition, Mr. Schlemmer’s Key Executive Employment and Severance Agreement will terminate as of the Retirement Date.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL BELOIT CORPORATION

Date: January 2, 2020          By: /s/ Thomas E. Valentyn
Thomas E. Valentyn
Vice President, General Counsel and Secretary